Exhibit 23



            Consent of Independent Registered Public Accounting Firm



The Board of Directors and
Stockholders of Porta Systems Corp.
Syosset, New York


      We hereby consent to the incorporation by reference in the Prospectuses constituting a part of the Registration Statements (Reg. No. 333-68321) on Form S-8 and (Reg. No. 333-72369) on Form S-8 of our report dated March 25, 2005, relating to the consolidated financial statements of Porta Systems Corp. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.



                                                   /s/ BDO Seidman, LLP
                                                   --------------------

                                                   BDO SEIDMAN, LLP


Melville, New York
March 28, 2005